FOR IMMEDIATE RELEASE

WMS INDUSTRIES FIRST QUARTER NET INCOME RISES 16%
TO $7.1 MILLION ON 6% REVENUE GROWTH TO $110.6 MILLION

- Reports Diluted Earnings Per Share of $0.20 Inclusive of
$0.03 Impact from Separation Charges -
- Raises Fiscal 2007 Revenue Guidance to a Range of $525 Million to $540 Million -

Waukegan, Illinois, October 30, 2006 - WMS Industries Inc. (NYSE:WMS) today reported a 16% year-over-year improvement in net income to $7.1 million, or $0.20 per diluted share, for the three months ended September 30, 2006, inclusive of a $1.0 million after tax, or $0.03 per diluted share, impact for separation charges associated with several management changes during the period. This compares with net income of $6.1 million, or $0.18 per diluted share, in the September 2005 quarter. Total revenues in the September 2006 quarter grew 6%, or $6.2 million, to $110.6 million, and were consistent with previously issued revenue guidance of $108 million to $112 million. This compares with $104.4 million of revenue in the September 2005 quarter.

Cash flow provided by operating activities increased 106% year-over-year to $25.5 million for the three months ended September 30, 2006 compared to $12.4 million in the prior-year period.

“Demand for innovative new games, including our premium-priced Hot Hot Super Jackpot™ 5-reel mechanical products, plus continued growth in our gaming operations segment and year-over-year margin improvements drove solid fiscal 2007 first quarter results,” said Brian R. Gamache, President and Chief Executive Officer of WMS. “During the first quarter, our gaming operations revenues increased 25% year-over-year. With our recent shipments of products to racinos in Pennsylvania, we are raising our annual revenue guidance to a range of $525 million to $540 million, which now reflects expected revenues from five racinos in that jurisdiction during our fiscal 2007 year.”

Fiscal 2007 First Quarter Financial Review

Total revenues for the three months ended September 30, 2006 increased 6% over the September 2005 quarter, to $110.6 million, reflecting growth in gaming operations revenues and the benefit from the acquisition of Orion Financement Company (“Orion”), which closed on July 13, 2006, partially offset by a decline in product sales volume.

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WMS Industries Reports First Quarter Results 10/30/06

Product sales revenues in the seasonally slow first quarter declined 3%, or $2.2 million, to $68.6 million in the September 2006 period compared with $70.8 million in the year ago period. The average selling price of new gaming units rose 8% to $12,186 largely reflecting higher sales of premium-priced products, including over 950 new Hot Hot Super Jackpot 5-reel mechanical gaming machines, partially offset by the impact of lower-priced gaming machines sold by Orion. The decline in new units largely reflects the state of the North American replacement market, partially offset by an increase in international shipments, including a solid contribution from Orion. Of the total new units sold in the September 2006 quarter, 32% were to international markets.

An increase in revenue from sales of refurbished versus as-is used gaming machines and parts offset a reduction in sales of conversion kits and OEM revenues. WMS shipped more than 1,100 used gaming machines in the September 2006 quarter compared to over 1,500 used gaming machines in the September 2005 quarter. WMS earned revenue from 921 conversion kits in the September 2006 quarter compared to 2,610 conversion kits in the prior-year period.

Gaming operations revenues grew 25%, or $8.4 million, to $42.0 million, compared to $33.6 million in the year-ago period, reflecting both an 18% increase in the average installed base of gaming machines to 7,000 units and a 7% increase in average revenue per day to $58.55. At September 30, 2006, the installed base totaled 7,938 gaming machines, including 7,141 participation units and 797 casino-owned daily fee games. As expected, the quarterly sequential rate of growth in the participation installed base moderated in the fiscal first quarter compared to recent periods. Aggregate wide-area progressive (WAP) and local-area progressive (LAP) gaming machine placements increased to nearly 50% of the participation base, reflecting the successful launch of the GREEN ACRES™ LAP product in the September 2006 period.

The following table summarizes the key components related to revenue generation in the three months ended September 30, 2006 and 2005 (in millions, except unit, per unit and per day data):

	Three Months Ended
	September 30,
	2006	2005
Product Sales Revenues
New unit sales revenues	$57.4	$59.4
Parts, used games, conversions and OEM revenues	11.2	11.4
Total product sales revenues	$68.6	$70.8

New units sold	4,711	5,255
Average sales price per new unit	$12,186	$11,309
Gross profit on product sales revenues	$29.2	$29.3
Gross margin on product sales revenues	42.6%	41.4%

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WMS Industries Reports First Quarter Results, 10/30/06

	Three Months Ended
	September 30,
	2006	2005
Gaming Operations Revenues
Participation revenue	$37.7	$29.8
Other gaming operations revenue	4.3	3.8
Total gaming operations revenues	$42.0	$33.6

Installed WAP games at period end	1,766	1,071
Installed LAP games at period end	1,745	220
Installed stand-alone games at period end	3,630	4,747
Total installed participation base at period end	7,141	6,038

Average participation installed base	7,000	5,925
Average revenue per day per participation machine	$58.55	$54.79

Installed casino-owned daily fee games at period end	797	749
Average casino-owned daily fee games installed base	777	694

Gross profit on gaming operations revenue	$33.4	$25.1
Gross margin on gaming operations revenue	79.5%	74.7%

Total revenues	$110.6	$104.4
Total gross profit	$62.6	$54.4
Total gross margin	56.6%	52.1%

Total gross profit, as used herein excluding depreciation expense, increased 15% or $8.2 million to $62.6 million for the September 2006 quarter from $54.4 million in the prior-year quarter. The gross margin on product sales revenues was 42.6% compared to 41.4% for the year-ago quarter. The improvement reflects a greater mix of premium-priced products, initial benefits from our lean sigma initiatives and a reduced impact from low-margin used gaming machine sales compared to the 2005 period, partially offset by the spread of fixed manufacturing costs over fewer production units. Gross margin from gaming operations was 79.5% in the September 2006 quarter, up from 74.7% a year ago, reflecting the mix of the installed base and lower relative WAP jackpot awards.

Research and development expenses increased $0.9 million to $12.5 million compared to $11.6 million in the prior year period. The year-over-year increase reflects the previously anticipated higher spending for recent staffing additions related to the Company’s increased product development initiatives and for technology-based tools that will accelerate the product development cycle.

Selling and administrative expenses, inclusive of the management separation costs, increased $4.3 million to $23.6 million in the September 2006 quarter compared to $19.3 million in the September 2005 quarter. In addition, the September 2006 quarter includes the selling and administrative expenses of Orion incurred since the mid-July acquisition, higher payroll-related costs associated with headcount increases during the past twelve months, and higher marketing, promotion and distribution costs related to the roll-out of new products.

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WMS Industries Reports First Quarter Results, 10/30/06

Depreciation and amortization expense of $15.2 million increased 13% in the September 2006 quarter compared to $13.5 million in the prior year quarter, reflecting the 20% increase in the installed base of participation machines that occurred in fiscal 2006, as well as depreciation and amortization related to Orion’s operations and preliminary purchase accounting.

The estimated effective tax rate for the September 2006 quarter was 32% reflecting utilization of the export sales deduction, which expires in December 2006, and the domestic manufacturing deduction, with no impact from the lapsed research and development tax credit.

Cash flow provided by operations increased 106% over the prior year, reflecting higher net income, increased depreciation and amortization and better utilization of working capital. Net cash used in investing activities increased primarily due to the $20.5 million of net cash paid for the acquisition of Orion in July 2006.

Total current receivables declined by $6.4 million to $139.2 million compared to June 30, 2006, reflecting the seasonal slow down in revenues that the Company historically experiences in the September quarter. Inventories increased $13.8 million over June 30, 2006, principally due to an increase in both finished goods and raw material supplies for the initial gaming machine shipments to the new racinos in Florida and Pennsylvania in October, as well as an inventory build associated with the launch of MONOPOLY™ Big Event® participation games in October, partially offset by a $2.3 million reduction in legacy product inventories during the fiscal first quarter.

Fiscal 2007 Financial Outlook

WMS today updated its revenue guidance for fiscal 2007 to include anticipated demand for its products from the commencement of gaming in Pennsylvania. Primarily as a result of the Pennsylvania Gaming Control Board issuing licenses to six racino operators, five of which are expected to open initial facilities in WMS’ fiscal 2007, WMS is raising its annual revenue guidance and initiating second quarter revenue guidance which reflects strong year-over-year and sequential growth.

Specifically, WMS believes that demand from the five Pennsylvania racinos will result in an incremental $15 million to $17 million of new product sales, or an upward revision of 1,300-1,500 additional units compared to the previous guidance provided for fiscal 2007.

Accordingly, WMS revised its full-year fiscal 2007 total revenue guidance to a range of $525 million to $540 million, or an increase of 16% to 20% in total revenue over fiscal 2006. New unit shipments are now expected to range from 25,300 to 27,000 units for fiscal 2007, which would be record ship levels for WMS. Currently, the Company has open orders for more than 11,300 new gaming machines and CPU-NXT® conversion kits and nearly 2,000 new participation units or theme conversions. The revised guidance includes anticipated sales to only five Pennsylvania properties, and does not include expectations for sales to Russia, sales to Florida tribal casinos or sales related to potential gaming expansion in California in fiscal 2007.

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WMS Industries Report First Quarter Results, 10/30/06

Today WMS initiated fiscal second quarter revenue guidance to range from $130 million to $135 million. The anticipated 15% to 19% year-over-year revenue growth reflects new unit sales for the recently opened Pennsylvania and Broward County, Florida markets, and improving demand from international markets. Consistent with fiscal 2006, the progression of anticipated year-over-year quarterly revenue growth in fiscal 2007 is expected to increase sequentially throughout the year, with stronger gains expected in the second half of the year.

Brian R. Gamache concluded, “For the balance of fiscal 2007, WMS will benefit from the two new domestic gaming market openings, higher levels of international sales including the Orion operations, the expected success of innovative products planned for introduction throughout this year and margin expansion initiatives already under way. Our expected success in fiscal 2007 in terms of improving profitability and cash flow combined with our commitment to investing in innovation and intellectual property, will lead to the continued creation of sustainable shareholder value in the years ahead.”

WMS Industries Inc. is hosting a conference call and webcast at 4:30 PM EST today, Monday, October 30, 2006. The conference call numbers are 212/341-7082 or 415/247-8548. To access the live call on the Internet, log on to www.wmsgaming.com (select “Company Info,” then “Investor Relations”). Following its completion, a replay of the call can be accessed for thirty days on the Internet via www.wmsgaming.com.

Big Event, CPU-NXT, and Hot Hot Super Jackpot are trademarks or registered trademarks of WMS Gaming Inc. All rights reserved.

GREEN ACRES is a trademark of Orion Pictures Corporation.
MONOPOLY is a trademark of Hasbro. Used with permission. All rights reserved.
POWERBALL is a trademark of the Multi-State Lottery Association.

This press release contains forward-looking statements concerning our future business performance, strategy, outlook, plans, liquidity, pending regulatory matters and outcomes of contingencies, including legal proceedings, among others. Forward-looking statements may be typically identified by such words as “may,” “will,” “should,” “expect,” “anticipate,” “plan,” “believe,” “estimate,” “project,” and “intend,” among others. These forward-looking statements are subject to risks and uncertainties that could cause our actual results to differ materially from the expectations expressed in the forward-looking statements. Although we believe that the expectations reflected in our forward-looking statements are reasonable, any or all of our forward-looking statements may prove to be incorrect. Consequently, no forward-looking statements may be guaranteed. Factors which could cause our actual results to differ from expectations include (1) delay or refusal by regulators to approve our new gaming platforms, cabinet designs, game themes and related hardware and software, (2) a failure to obtain and maintain our gaming licenses and regulatory approvals, (3) an inability to introduce in a timely manner new games and gaming machines that achieve and maintain market acceptance, (4) a decrease in the desire of casino customers to upgrade gaming machines or allot floor space to leased or participation games, resulting in reduced demand for our products, (5) a software anomaly or fraudulent manipulation of our gaming machines and software, (6) a failure to obtain the right to use, or an inability to adapt to rapid development of new technologies, and (7) an infringement claim seeking to restrict our use of material technologies. These factors and other factors that could cause actual results to differ from expectations are more fully described under “Item 1. Business-Risk Factors” in our Annual Report on Form 10-K for the year ended June 30, 2006 and our more recent reports filed with the Securities and Exchange Commission.

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WMS Industries Reports First Quarter Results, 10/30/2006

WMS Industries Inc. is engaged in the design, manufacture, sales, and lease of gaming machines and video lottery terminals, or VLTs. More information on WMS can be found at www.wmsgaming.com.

CONTACT:
William Pfund	Joseph Jaffoni or Richard Land
Vice President, Investor Relations	Jaffoni & Collins Incorporated
WMS Industries Inc	212/835-8500 or wms@jcir.com
847/785-3167 or bpfund@wmsgaming.com

- financial tables follow-

WMS Industries Reports First Quarter Results, 10/30/06

WMS INDUSTRIES INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Three Months Ended September 30, 2006 and 2005
(in millions of U.S. dollars and millions of shares, except per share amounts)
(Unaudited)

	2006	2005
REVENUES:
Product sales	$68.6	$70.8
Gaming operations	42.0	33.6
Total revenues	110.6	104.4
COSTS AND EXPENSES:
Cost of product sales(1)	39.4	41.5
Cost of gaming operations(1)	8.6	8.5
Research and development	12.5	11.6
Selling and administrative	23.6	19.3
Depreciation and amortization(1)	15.2	13.5
Total costs and expenses	99.3	94.4

OPERATING INCOME	11.3	10.0

Interest expense	(1.7)	(1.1)
Interest and other income, net	0.9	0.5
Income before income taxes	10.5	9.4
Provision for income taxes	3.4	3.3
NET INCOME	$7.1	$6.1
Earnings per share:
Basic	$0.22	$0.19
Diluted	$0.20	$0.18
Weighted-average common shares:
Basic common stock outstanding	31.7	31.4
Diluted common stock and common stock equivalents	38.3	37.9

(1) Cost of product sales and cost of gaming operations exclude the following amounts of depreciation and amortization, which are included in the depreciation and amortization line item:
Cost of product sales	$0.6	$0.5
Cost of gaming operations	$12.7	$11.4

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WMS Industries Reports First Quarter Results, 10/30/06

WMS INDUSTRIES INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
September 30, 2006 and June 30, 2006
(in millions of U.S. dollars and millions of shares)

	September 30, 2006	June 30, 2006
ASSETS	(Unaudited)
CURRENT ASSETS:
Cash and cash equivalents	$21.1	$39.1
Restricted cash	15.2	13.6
Total cash and cash equivalents	36.3	52.7

Accounts receivable, net of allowances of $2.5 and $2.6, respectively	82.9	91.2
Notes receivable, current portion	56.3	54.4
Inventories	89.6	75.8
Deferred income tax assets	10.6	11.4
Other current assets	22.6	22.7
Total current assets	298.3	308.2

NON-CURRENT ASSETS:
Gaming operations machines, net of accumulated depreciation of $110.8 and $106.3, respectively	72.3	71.6
Property, plant and equipment, net of accumulated depreciation of $50.8 and $45.8, respectively	71.5	63.1
Royalties, licensed technologies, patents and trademarks	56.0	54.2
Deferred income tax assets	16.7	14.0
Other assets	36.3	15.3
Total non-current assets	252.8	218.2
TOTAL ASSETS	$551.1	$526.4
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$38.0	$37.4
Accrued compensation and related benefits	5.2	8.2
Other accrued liabilities	34.1	28.4
Total current liabilities	77.3	74.0

NON-CURRENT LIABILITIES:
Deferred income tax liabilities	3.3	3.1
Long-term debt	115.0	115.0
Other non-current liabilities	8.8	8.7
Total non-current liabilities	127.1	126.8

Commitments and contingencies	—	—
STOCKHOLDERS’ EQUITY:
Preferred stock (5.0 shares authorized, none issued)	—	—
Common stock (100.0 shares authorized, 32.4 shares issued)	16.2	16.2
Additional paid-in capital	233.3	227.2
Retained earnings	104.7	97.6
Accumulated other comprehensive income	(0.5)	0.1
Treasury stock, at cost (0.4 shares and 0.8 shares, respectively)	(7.0)	(15.5)
Total stockholders’ equity	346.7	325.6
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$551.1	$526.4

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WMS Industries Reports First Quarter Results, 10/30/06

WMS INDUSTRIES INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Three Months Ended September 30, 2006 and 2005
(in millions of U.S. dollars)
(Unaudited)

	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$7.1	$6.1
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	15.2	13.5
Non-cash expenses	6.3	4.0
Deferred income taxes	(1.7)	3.3
Change in operating assets and liabilities, net of acquisitions	(1.4)	(14.5)
Net cash provided by operating activities	25.5	12.4

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of business, net of cash acquired	(20.5)	—
Purchase of property, plant and equipment	(6.9)	(5.4)
Additions to gaming operations machines	(14.0)	(11.9)
Investment and advances in royalties, licensed technologies, patents, and trademarks	(3.9)	(0.1)
Proceeds from short-term investments	—	5.0
Net cash used in investing activities	(45.3)	(12.4)

CASH FLOWS FROM FINANCING ACTIVITIES
Cash received from exercise of stock options	2.2	0.3
Tax benefit from exercise of stock options	0.2	0.1
Proceeds from borrowings under revolving credit facility	5.0	—
Repayments on borrowings under revolving credit facility	(5.0)	—
Net cash provided by financing activities	2.4	0.4

Effect of Exchange Rates on Cash	(0.6)	0.2

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(18.0)	0.6
CASH AND CASH EQUIVALENTS, beginning of year	39.1	35.2
CASH AND CASH EQUIVALENTS, end of year	$21.1	$35.8

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WMS Industries Reports First Quarter Results, 10/30/06

WMS INDUSTRIES INC.
Supplemental Data - Earnings per Share
(in millions of U.S. dollars and millions of shares, except per share amounts)
(Unaudited)

	Three Months Ended September 30,
	2006	2005

Net income	$7.1	$6.1
After tax interest expense and amortization of issuance cost on convertible subordinated notes	0.6	0.6
Diluted earnings (numerator)	$7.7	$6.7

Basic weighted average common shares outstanding	31.7	31.4
Dilutive effect of stock options	0.7	0.6
Dilutive effect of restricted common stock	0.1	0.1
Dilutive effect of convertible subordinated notes	5.8	5.8
Diluted common stock and common stock equivalents (denominator)	38.3	37.9

Basic net income per share of common stock	$0.22	$0.19
Diluted net income per share of common stock and common stock equivalents	$0.20	$0.18

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